EXHIBIT 99.1

PRESS RELEASE

Date:	December 29, 2008

Contact:	Kevin W. Laudenslager
Vice President and Treasurer
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

Mid Penn Bancorp, Inc. Reports Large Expenses during the Fourth Quarter

(Millersburg, PA) – Mid Penn Bancorp, Inc. (the “Company”) (NASDAQ: MPB) the holding company for Mid Penn Bank (the “Bank”) discloses large expenses during the Fourth Quarter.

The Bank plans to set aside approximately $700,000 to its allowance for possible loan losses during the quarter, compared to the $530,000 set-aside during the first nine months of this year. The higher set-aside is a result of management’s recent portfolio review, which considered both the growth in the portfolio as well as the effects of the difficult general economy’s impact on certain borrowers coupled with decreasing collateral valuations. Edwin D. Schlegel, Chairman, interim President and CEO of the Company and Bank, stated, “A larger provision for possible loan losses represents prudent banking practices in the current economic environment.”

Also during the Fourth Quarter, the Company recorded an expense of approximately $478,000 related to future severance payments due to the departure of the Company’s former CEO in October of this year.

Mid Penn Bancorp, Inc., through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties. Mid Penn Bank is a full-service banking institution that has not participated in any sub-prime lending activities. For more information about Mid Penn Bancorp, visit www.midpennbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.